Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form S-3 and in the related Prospectus, relating to the Access National Corporation Dividend Reinvestment and Stock Purchase Plan, of our report dated February 5, 2004, relating to the consolidated financial statements of Access National Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2004.

January 31, 2006

Winchester, Virginia